Exhibit 99.1

           ADVANCIS PHARMACEUTICAL REPORTS SECOND QUARTER 2006 RESULTS

     Company's Amoxicillin PULSYS Phase III Trial Results Expected Shortly;
             Commercial Launch of New Keflex 750mg Capsules Underway

    GERMANTOWN, Md., Aug. 2 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced financial and operational results for the quarter ended June 30, 2006.

    Advancis reported second quarter 2006 net Keflex product sales of $0.3 million, compared to $0.9 million in the first quarter of 2006 and $1.0 million in the second quarter of 2005. For the first six months of 2006, revenue from product sales was $1.2 million, compared to product sales of $2.0 million in the first six months of 2005. In addition to product sales of Keflex, in the prior year Advancis recognized contract revenue and reimbursed development costs under the Company's prior collaborative agreements of $2.2 million and $5.8 million for the three months and six months ended June 30, 2005, respectively.

    Advancis reported research and development (R&D) expenses in the second quarter of $6.8 million, down from first quarter 2006 R&D expenses of $7.2 million and second quarter 2005 R&D expenses of $10.2 million. Total expenses for the second quarter of 2006 were $11.2 million, compared to $9.7 million in the first quarter of 2006 and $12.8 million in the second quarter of 2005. Total expenses in the first half of 2006 decreased to $21.0 million, from $28.9 million in the first half of 2005.

    Net loss was $10.7 million for the second quarter, compared to a net loss of $7.6 million in the first quarter of 2006 and a net loss of $9.3 million in the second quarter of 2005. Net loss per share applicable to common stockholders during the second quarter of 2006 was ($0.35), compared to a net loss per share of ($0.25) in the prior quarter, and a net loss per share of ($0.34) in the comparable quarter of last year. For the first six months of 2006, net loss decreased to $18.3 million, or ($0.61) per share, down from a net loss of $20.7 million, or ($0.82) per share, in the first six months of 2005.

    "With the launch of our new Keflex 750 capsules last month, we hope to demonstrate the commercial potential for our branded products in the sizeable generic antibiotic market," stated Edward M. Rudnic, Ph.D., president and CEO of Advancis. "We are very close to receiving top-line results from our adult Amoxicillin PULSYS Phase III trial. Assuming a successful outcome of the clinical trial and subsequent regulatory approval, we believe our Keflex franchise and future Amoxicillin PULSYS products could both represent opportunities for unique versions of the number one and number three most-prescribed oral antibiotics in the U.S."

    OPERATIONAL HIGHLIGHTS
    Keflex(R) Capsules (Cephalexin, USP) -- New Products Launch Advancis reported net Keflex product sales of $0.3 million in the second quarter of 2006, compared to $0.9 million in the first quarter of 2006 and $1.0 million in the second quarter of 2005. Net Keflex sales totaled $1.2 million in the first half of 2006, down from $2.0 million in the first half of 2005.

    On May 15, 2006, Advancis announced that it received U.S. Food and Drug Administration (FDA) approval of the Company's supplemental New Drug Application
(NDA) for two new Keflex strengths -- 333mg capsules and 750mg capsules. Following FDA approval, the Company commenced its commercialization initiatives focused solely on the Keflex 750mg capsules through a targeted and dedicated national contract sales force of 75 sales representatives and eight Advancis district sales managers.

    Advancis and its contract sales organization, Innovex, the commercialization division of Quintiles Transnational Corp., completed extensive sales representative training in July 2006. The Company has shipped Keflex 750mg capsules to pharmacies nationwide, and representatives began promoting the product on July 17, 2006.

    The new Keflex 750mg strength provides healthcare professionals a more convenient way to deliver a total daily dose of 1500mg per day, by providing them an option to prescribe just two daily doses of the 750mg capsules. Keflex is approved for adult dosages ranging from one to four grams per day in divided doses; however, the majority of prescriptions are currently written for cephalexin 500mg three times daily -- totaling 1500mg per day.

    Cephalexin is the third most prescribed oral antibiotic in the United States, with more than 25 million prescriptions written annually representing a retail market size of approximately $500 million. Cephalexin is the number- one most prescribed oral cephalosporin antibiotic and is also the number-one recommended oral antibiotic therapy for uncomplicated skin and skin structure infections.

    Amoxicillin PULSYS Phase III Trial -- Enrollment Complete, Results Expected Mid-August

    Advancis' Phase III clinical trial, designed to support product approval for Amoxicillin PULSYS for the treatment of adolescents and adults with acute pharyngitis and/or tonsillitis due to Group A streptococcal infections, completed enrollment with 620 patients on May 31, 2006. The Company's pivotal study was designed as a 600-patient double-blind, double-dummy, non-inferiority Phase III trial and was conducted in 50 investigator sites across the U.S. and Canada.

    Advancis expects to receive and publicly report top-line results from the trial within the coming weeks. The Company anticipates announcing the statistical outcome of the trial's primary endpoints -- non-inferiority of bacterial eradication rates for patient populations under the once-daily Amoxicillin PULSYS therapy versus the four-times-a-day penicillin comparator therapy.

    Based on its prior meetings with the FDA, Advancis believes a positive Amoxicillin PULSYS Phase III trial, along with existing academic literature data and analysis from the Company's prior Amoxicillin PULSYS studies, would provide the necessary clinical data required to support a NDA filing for product approval. If the trial is successful, Advancis expects to file a 505(b)(2) NDA with the FDA for the product candidate by year-end 2006 or early 2007.

    $12 Million Credit Facility Completed
    On June 30, 2006, Advancis closed a $12 million secured credit facility with Merrill Lynch Capital, consisting of an $8 million term loan and a $4 million revolving loan facility. The term loan was drawn in its entirety at closing, and matures in three years. The revolving loan facility, which has not yet been drawn, matures 45 months from the closing date, and credit available under this facility will be limited to a percentage of the Company's accounts receivable. Advancis expects to use the proceeds from the credit facility for working capital and plans to repay the facility with cash flow from operations.

    FINANCIAL DETAILS

    * Total revenue, resulting entirely from net Keflex product sales, was $0.3 million in the second quarter of 2006, compared to revenue of $0.9 million in the prior quarter. Lower sequential Keflex product sales in the quarter were mainly due to a reduction in wholesaler orders for the Company's existing 250mg and 500mg strengths in the second quarter. Total revenue was $3.2 million for the second quarter of 2005, consisting of both Keflex product sales and revenue recognized under the Company's prior collaboration for Amoxicillin PULSYS. No similar collaboration revenue was recognized in 2006.

    * Operating expenses. Second quarter research and development expenses, primarily consisting of salaries, stock-based compensation, and related expenses for personnel and the costs of the Company's clinical trials and research initiatives, were $6.8 million, down from $7.2 million in the previous quarter and $10.2 million in the second quarter of 2005. Decreased sequential R&D expenses in the second quarter of 2006 primarily were due to a decrease in second quarter clinical trial expenses. Decreased year-over-year R&D expenses resulted mainly from a reduced number of ongoing clinical trials in second quarter 2006 versus second quarter 2005.

      Selling, general and administrative (SG&A) expenses totaled $4.5 million in the second quarter of 2006, up from $2.5 million in the first quarter of 2006 and $2.4 million in the second quarter of 2005. Increased SG&A expenses in the quarter were primarily due to Keflex 750mg launch costs of approximately $1.7 million, as the Company hired district sales managers, increased marketing expenditures, and incurred contract sales costs in support of the launch of its new Keflex 750mg product.

      Stock-based compensation recorded in the second quarter 2006 was a total of $0.9 million, of which, $0.4 million was recorded in R&D expense and $0.5 million was recorded in SG&A expense. In the first quarter 2006 and second quarter 2005, total stock-based compensation expense was $0.9 million and $0.3 million, respectively.

    * Net loss for the second quarter of 2006 was $10.7 million. This compares to a net loss of $7.6 million in the first quarter of 2006, and $9.3 million in the second quarter of 2005. Higher net loss in the second quarter of 2006 was mainly attributable to reduced revenue and increased expenses resulting from the Company's activities supporting the launch of its new Keflex 750mg capsules.

    * Net loss per share applicable to common stockholders for the second quarter of 2006 was ($0.35), compared to a loss per common share of ($0.25) in the prior quarter and ($0.34) in the second quarter of 2005. Per share figures were computed on the basis of an average of 30.3 million shares outstanding in the second quarter of 2006, 30.0 million shares outstanding in the first quarter of 2006, and 27.5 million shares outstanding in the second quarter of 2005.

    * Cash and marketable securities decreased by $1.1 million during the second quarter. Changes were composed of $10.9 million of operating losses and $1.4 million of loan payments; offset by $7.8 million of net proceeds from the term loan, $0.7 million of freed-up restricted cash, $1.9 million of non-cash depreciation, amortization, and stock-based compensation, and $0.8 million of working capital changes and other items.

    * The Balance Sheet at the end of the second quarter of 2006 reflected $20.9 million of unrestricted cash, cash equivalents and marketable securities, compared to $22.0 million as of March 31, 2006, and $29.4 million as of December 31, 2005.

    FINANCIAL GUIDANCE
    Advancis' financial guidance is unchanged from recently updated forecasts including the effect of the Company's new Keflex 750mg product and credit facility. Total revenue for 2006 is expected to be approximately $16 million to $17 million, resulting from sales of all Keflex products.

    Net loss for the year is expected to be between $32 million and $37 million, or approximately $1.05 to $1.25 per diluted common share. Non-cash charges for 2006, consisting primarily of stock-based compensation expenses and depreciation and amortization, are expected to be approximately $7 million. These forecasts include an estimated $3 million non-cash impact from expensing of stock options under SFAS 123R.

    Cash, cash equivalents, and marketable securities at the end of 2006 are expected to be approximately $12 million to $13 million. Assuming favorable market acceptance of the new Keflex 750mg product and the Company's current expected level of R&D spending, Advancis anticipates that its current funds, together with expected Keflex product sales, will be sufficient to support its currently planned operations through 2007 and into 2008.

    CONFERENCE CALL
    The Company has scheduled a conference call for today, Wednesday, August 2, 2006 at 10:30 AM ET. During the call, Dr. Edward Rudnic, president and CEO, and Robert Low, vice president, finance and acting CFO, will discuss quarterly results and other corporate activities. Investors can call 1-800-813-8504 (domestic) and 1-706-643-7752 (international) prior to the 10:30 AM start time and ask for the Advancis Pharmaceutical conference call hosted by Dr. Rudnic. A replay of the call will be available on August 2, 2006 beginning at 12:30 PM ET and will be accessible until Wednesday, August 9, 2006 at 5:00 PM ET. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international callers. The access number is 3476789.

    The conference call will also be broadcast simultaneously on the Company's website, http://www.advancispharm.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the Advancis website.

    About Advancis Pharmaceutical Corporation:
    Advancis Pharmaceutical Corporation (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of anti-infective drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(TM). By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit http://www.advancispharm.com.

    About Keflex:
    Keflex(R) Capsules (Cephalexin, USP) is a first-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram-negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. Keflex is currently available in 250mg capsules, 500mg capsules, 750mg capsules, and powder for oral suspension. Keflex is contraindicated in patients with known allergy to the cephalosporin group of antibiotics. Before therapy with cephalexin is instituted, careful inquiry should be made to determine whether the patient has had previous hypersensitivity reactions to cephalexin, cephalosporins, penicillins, or other drugs. Keflex should be administered with caution in the presence of markedly impaired renal function or a history of gastrointestinal disease, particularly colitis. More information on Keflex and prescribing information are available at http://www.keflex.com

    This announcement contains historical financial information as of and for three-month and six-month periods ended June 30, 2006 and June 30, 2005 that is unaudited, and Advancis assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation. The unaudited annual financial information is subject to audit by independent accountants on an annual basis following the close of each calendar year.

    This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule, including, particularly, future plans with respect to its Amoxicillin PULSYS products; any statements regarding expected milestone or expense reimbursement payments; Dr. Rudnic's comments and expectations concerning the Company; the Company's initiatives to develop improved antibiotics; the Company's existing and anticipated collaborative agreements; and any financial forecasts and projections for the full year of 2006 and thereafter included under the Financial Guidance section of this announcement.

    The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties\ relating to the Company's financial results and the ability of the Company to
(1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner, (5) establish its competitive position for its products, (6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents,
(10) implement its sales and marketing strategy, (11) successfully attract and retain collaborative partners, (12) successfully commercialize and gain market acceptance for its Keflex products, (13) successfully obtain sufficient manufactured quantities of its drug products at acceptable rates, and (14) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

                       ADVANCIS PHARMACEUTICAL CORPORATION

                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                             Three Months Ended June 30,        Six Months Ended June 30,
                           -------------------------------   -------------------------------
                                2006             2005             2006             2005
                           --------------   --------------   --------------   --------------
Revenues:
 Product sales             $      336,357   $    1,030,479   $    1,196,588   $    2,030,354
 Contract revenue                       -          285,087                -          701,754
 Reimbursement of
  development costs                     -        1,885,273                -        5,095,387

     Total revenue                336,357        3,200,839        1,196,588        7,827,495

Cost and expenses:
 Cost of product
  sales                            25,021          102,746           77,606          178,777
 Research and
  development                   6,762,016       10,228,995       13,963,216       23,468,640
 Selling, general and
  administrative                4,459,196        2,424,855        6,931,783        5,254,417
     Total expenses            11,246,233       12,756,596       20,972,605       28,901,834

Loss from operations          (10,909,876)      (9,555,757)     (19,776,017)     (21,074,339)

Interest income                   232,826          274,336          526,588          436,414
Interest expense                  (25,312)         (31,411)         (50,283)         (63,510)
Other income (loss)               (23,185)               -          976,815                -

Net loss                   $  (10,725,547)  $   (9,312,832)  $  (18,322,897)  $  (20,701,435)

Basic and diluted
 net loss per share
 applicable to
 common stockholders       $        (0.35)  $        (0.34)  $        (0.61)  $        (0.82)

Shares used in
 calculation of
 basic and diluted
 net loss per share            30,281,280       27,519,395       30,162,840       25,146,631

                       ADVANCIS PHARMACEUTICAL CORPORATION

                            CONDENSED BALANCE SHEETS
                                   (Unaudited)

                                            June 30,        December 31,
                                              2006              2005
                                         --------------    --------------
ASSETS
  Current assets:

    Cash and cash equivalents            $   15,320,713    $   18,116,968
    Marketable securities                     5,573,401        11,314,090
    Restricted cash                                   -           418,244
    Accounts receivable, net                     73,980           756,764
    Notes receivable from officer               121,500           121,500
    Inventories, net                            491,779           219,451
    Prepaid expenses and other
     current assets                             922,098           797,253
      Total current assets                   22,503,471        31,744,270

  Property and equipment, net                13,070,815        14,450,627
  Restricted cash                               870,840         1,182,680
  Deposits and other assets                   1,341,336           884,312
  Intangible assets, net                      8,956,165         9,535,003
      Total assets                       $   46,742,627    $   57,796,892

LIABILITIES AND STOCKHOLDERS'
 EQUITY
  Current liabilities:
    Accounts payable                     $    1,404,995    $    1,686,487
    Accrued expenses and advances             6,958,162         7,071,731
    Lines of credit and short-term
     debt                                     8,047,093           895,204
    Deferred contract revenue                         -                 -
      Total current liabilities              16,410,250         9,653,422

  Lines of credit                                     -           597,208
  Note payable                                   75,000            75,000
  Accrued severance - noncurrent
   portion                                      278,646         1,235,394
  Deferred contract revenue                  11,625,000        11,625,000
  Deferred rent and credit on lease
   concession                                 1,272,180         1,268,857
      Total liabilities                      29,661,076        24,454,881

  Stockholders' equity:
    Preferred stock, undesignated                     -                 -
    Common stock, par value                     303,006           297,652
    Capital in excess of par value          146,199,765       144,766,213
    Deferred stock-based
     compensation                                     -          (623,051)
    Accumulated deficit                    (129,418,205)     (111,095,308)
    Accumulated other comprehensive
     loss                                        (3,015)           (3,495)
      Total stockholders' equity             17,081,551        33,342,011

      Total liabilities and
       stockholders' equity              $   46,742,627    $   57,796,892

                       ADVANCIS PHARMACEUTICAL CORPORATION

                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                            Six Months Ended June 30,
                                         -------------------------------
                                              2006              2005
                                         --------------    --------------
Cash flows from operating activities:

 Net loss                                $  (18,322,897)   $  (20,701,435)
 Adjustments to reconcile net income
  to net cash used
  in operating activities:
   Depreciation and amortization              1,961,118         2,034,447
   Stock-based compensation                   1,761,118           840,324
   Deferred rent and credit on lease
    concession                                    3,323            37,890
   Amortization of premium on
    marketable securities                       218,548           278,849
   Loss on disposal of fixed assets              23,185                 -
   Recognition of advance payment on
    potential sale of Keflex                 (1,000,000)                -
   Changes in:
    Accounts receivable                         682,784          (117,150)
    Inventories                                (272,328)         (219,388)
    Prepaid expenses and other
     current assets                            (124,845)          344,456
    Deposits other than on property
     and equipment                                    -          (100,000)
    Accounts payable                           (281,492)       (1,225,169)
    Accrued expenses and advances               (46,180)        1,780,825
    Deferred contract revenue                         -         3,702,859
       Net cash used in operating
        activities                          (15,397,666)      (13,343,492)

Cash flows from investing activities:

 Purchase of marketable securities           (9,632,379)                -
 Sale of marketable securities               15,155,000         8,705,000
 Purchases of property and equipment            (50,653)       (1,373,976)
 Deposits on property and equipment            (250,000)          (24,822)
 Proceeds from sale of fixed assets              25,000                 -
 Restricted cash                                730,084           (10,026)
       Net cash provided by investing
        activities                            5,977,052         7,296,176

Cash flows from financing activities:
 Proceeds from issuance of long-term
  debt, net of issue costs                    7,792,976                 -
 Payments on lines of credit                 (1,445,319)         (511,122)
 Proceeds from private placement of
  common stock, net of issue costs                    -        25,770,184
 Proceeds from exercise of common
  stock options                                 276,702            20,705
       Net cash provided by financing
        activities                            6,624,359        25,279,767

Net increase (decrease) in cash and
 cash equivalents                            (2,796,255)       19,232,451

Cash and cash equivalents, beginning
 of period                                   18,116,968        10,395,757

Cash and cash equivalents, end of
 period                                  $   15,320,713    $   29,628,208

SOURCE  Advancis Pharmaceutical Corporation
    -0-                             08/02/2006
    /CONTACT:  Robert Low, Vice President, Finance & Acting CFO,
+1-301-944-6690, rlow@advancispharm.com, or Bob Bannon, Senior Director, Investor Relations, +1-301-944-6710, rbannon@advancispharm.com, both of Advancis Pharmaceutical Corporation/
    /Web site:  http://www.advancispharm.com
                http://www.keflex.com /